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                                                                      EXHIBIT 23


                         Consent of Independent Auditors



The Board of Directors
Heritage Financial Corporation:


We consent to incorporation by reference in the registration statements (No. 333-57513, No. 333-71415 and No. 333-87599) on Form S-8 of Heritage Financial Corporation of our report dated February 8, 2002, relating to the consolidated statements of condition of Heritage Financial Corporation and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in Heritage Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.


/s/ KPMG
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Seattle, Washington
March 19, 2002